DGSE ANNOUNCES DELAY IN FILING OF 2011 FORM 10-K, NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS

DALLAS, Apr 16, 2012 (BUSINESS WIRE) -- DGSE Companies, Inc. (the “Company”) announced today the delay of the filing with the Securities and Exchange Commission its Annual Report on Form 10-K for the year ended December 31, 2011. The Company further announced the filing of Form 8-K to report non-reliance on the Company’s previously filed quarterly and annual financial statements for the financial periods from the second calendar quarter of 2007 through the third calendar quarter of 2011, inclusive.

The Company has discovered accounting irregularities pertaining to the previously filed financial statements and has engaged forensic accountants to analyze these irregularities, and to the extent necessary, assist the Company in compiling the information necessary to re-audit and re-file financial statements for some or all of these time periods.

The Company anticipates that the work of the forensic accounts will be completed and that the 2011 Form 10-K will be filed during the second calendar quarter of 2012, although the need to complete the forensic investigation and re-audit prior financial periods, if required, could further delay the filing of the 2011 Form 10-K.

About DGSE Companies, Inc.

DGSE Companies, Inc. wholesales and retails jewelry, diamonds, fine watches, and precious metal bullion and rare coin products through its Bullion Express, Charleston Gold & Diamond Exchange, Dallas Gold & Silver Exchange, Southern Bullion Coin & Jewelry and Superior Gold & Diamond Exchange operations. DGSE also owns Fairchild International, Inc., one of the largest vintage watch wholesalers in the country. In addition to its retail facilities in Alabama, California, Florida, Georgia, Illinois, North Carolina, South Carolina, Tennessee and Texas, the Company operates internet websites which can be accessed at www.bullionexpress.com , www.dgse.com , www.cgdeinc.com , www.sbcoin.com and www.sgde.com . Real-time price quotations and real-time order execution in precious metals are provided on another DGSE website at www.USBullionExchange.com . Wholesale customers can access the full vintage watch inventory through the restricted site at www.FairchildWatches.com .

The Company is headquartered in Dallas, Texas and its common stock trades on NYSE Amex Exchange under the symbol "DGSE."

Investor relations contact: Financial Insights, 888-502-3268